File No. 33-
                            File No. 811-

                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                         FORM N-8A

              NOTIFICATION OF REGISTRATION
          FILED PURSUANT TO SECTION 8(a) OF THE
              INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Spirit of America Investment Fund, Inc.

Address of Principal Business Office: 477 Jericho Turnpike,
                                      Syosset, New York 11791

Telephone Number including Area Code: (516) 364-1637

Name and Address of Agent for Service:

                    David Lerner, President
                      SSH Associates, Inc.
                     477 Jericho Turnpike
                    Syosset, New York 11791


COPIES TO:
Joseph M. O'Donnell, Esq.
FPS Services, Inc.
3200 Horizon Drive, P.O. Box 61503
King of Prussia, PA 19406-0903

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES  X         NO ___


Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Syosset and State of New York on the 28th day of May, 1997.


                         Spirit of America Investment Fund, Inc.


                         By: /s/ David Lerner*
                             David Lerner, President

/s/ Joseph M. O'Donnell
*By /s/ Joseph M. O'Donnell, as
Attorney-in-Fact and Agent pursuant
to Power of Attorney